                                  EXHIBIT 99.2

NEWS RELEASE                                                JACOR

FOR IMMEDIATE RELEASE

CONTACT:  PAM TAYLOR
          606.655.6523

                       JACOR COMMUNICATIONS, INC. ACQUIRES
                  SYNERGY BROADCASTING AND MULTIVERSE NETWORKS
                                FOR $71.5 MILLION

                        DR. LAURA SCHLESSINGER JOINS THE
                      JACOR/PREMIERE PROGRAMMING POWERHOUSE

COVINGTON, KY, SEPTEMBER 8, 1997: Jacor Communications, Inc. (Nasdaq: JCOR) announced today that it has signed an agreement to acquire the rights to THE DR. LAURA SCHLESSINGER SHOW from Synergy Broadcasting, Inc. In the cash transaction valued at $71.5 million, Jacor will also acquire Multiverse Networks, LLC, one of the nations top network radio sales representation firms and the outside sales representation arm of THE DR. LAURA SCHLESSINGER SHOW.

Known to millions of Americans simple as "Dr. Laura," Dr. Schlessinger is a phenomenally successful radio talk show therapist who dishes out advice to the nation on a daily basis from her broadcast studios in Los Angeles. Dr. Laura is one of the top rated and fastest growing talk radio personalities in the nation. Her show currently airs nationally on over 400 radio stations and commands a strong and loyal following among its listeners.

PREMIERE RADIO NETWORKS, one of the country's leading syndicators of programming and high profile, national talent to over 4,000 radio stations, will add THE DR. LAURA SCHLESSINGER SHOW to it's syndication platform. Premiere, which also syndicate such nationally recognized names as Leeza Gibbons, Jim Rome, Michael Reagan and Ken Hamblin, merged with Jacor Communications earlier this year. Jacor also owns Radio Active Media (formerly EFM), the sole syndicator of THE RUSH LIMBAUGH SHOW and leading health care talk show host Dr. Dean Edell.

MULTIVERSE NETWORKS, LLC, formed in 1994 by Kenneth Williams and David Landau, has rapidly grown to become one of the top three independent network radio sales organizations in the nation. In addition to Dr. Schlessinger's radio show which Multiverse will continue to represent, the company also markets such other well-known radio programs as THE GARY BURBANK SHOW, COUNTRY HEARTLINES WITH JOHN CRENSHAW, and BEYOND THE BELTWAY WITH BRUCE DUMONT.

In commenting on the move to join the Jacor/Premiere syndication platform Dr. Schlessinger said, "It's been tremendously rewarding to help make a difference to so many people. I am excited about the opportunities this acquisition presents to my show. We now will reach an even greater number of listeners."

"Dr. Schlessinger's top rated show is a perfect fit with Jacor Communications strategy to acquire and develop high quality, hard to duplicate programming," commented Jacor CEO Randy Michaels. "We are thrilled to have the proven talents of Dr. Laura Schlessinger and the Multiverse team as new additions to the Jacor family. Programming is what makes the difference. We now have the nations first, second and third rated radio talk shows. That packs a powerful punch."

Steve Lehman, President and CEO of Premiere continued, "Premiere shares Randy's excitement in welcoming Dr. Laura and Multiverse Networks to the Jacor/Premiere family. The acquisition is an excellent strategic fit in both programming and in the continued leveraging of Premiere's existing sales staff and sales representation division."

In a joint statement, Multiverse executives Ken Williams and David Landau echoed the enthusiasm surrounding the merger, "We are ecstatic about the opportunity to join the Jacor/Premiere team. We look forward to working with Premiere to build upon our combined strength in network radio sales."

The length of the contract and further details were not disclosed.

Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor owns, operates, or represents 163 radio stations in 35 U.S. broadcast areas, and WKRC-TV in Cincinnati. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

Visit "www.cfonews.com/jcor/ for more information on Jacor.